UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 15, 2002

MSB FINANCIAL CORP., INC. (Exact name of registrant as specified in its chapter)

Maryland (State or other jurisdiction of incorporation	0-24898 (Commission File Number)	38-3203510 (IRS Employer Identification No.)
107 North Park Street, Marshall, Michigan (Address of principal executive offices)	49068 (Zip Code)

Registrant's telephone number, including area code (616) 781-5103

N/A (Former name or former address, if changed since last report)
NEXT PAGE

Item 2.   Other Events

            On October 30, 2001, Marshall Savings Bank, F.S.B., the wholly owned operating subsidiary of MSB Financial, Inc., entered into an agreement to acquire one Marshall, Michigan branch office facility and related deposits from TCF National Bank of Minneapolis, Minnesota. On March 15, 2002, the transaction was completed with approximately $600,000 in fixed assets being acquired and approximately $17.2 million of deposits being assumed. Approximately $14.4 million in liquid assets were received from TCF National Bank at closing. The transaction will be accounted for under the purchase method of accounting, and applicable intangible assets acquired will be amortized over their estimated economic lives. The transaction will result in approximately $500,000 in core deposit intangibles and approximately $1.5 million in unidentifiable intangibles. The intangibles will be amortized into expense over a 10 year period using an accelerated amortization method.

            The fixed assets of the branch office facility acquired by Marshall Savings Bank from TCF National Bank consist of a building, land, furniture, fixtures and equipment and will continue to be used as a branch office by Marshall Savings Bank.

ITEM 7.   Financial Statements and Exhibits

            (a)  As of the date of this filing, it is impracticable to provide financial statements for the acquired branch. The required financial statements will be filed as soon as possible and in no event later than May 14, 2002.

            (b)  As of the date of this filing, it is impracticable to provide pro forma financial information required pursuant to Article 11 of Regulation S-X. The required pro forma financial information will be filed as soon as possible and in no event later than May 14, 2002.

2
NEXT PAGE

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MSB FINANCIAL, INC.

Date: March 28, 2002	By: /s/ Charles B. Cook Charles B. Cook President and Chief Executive Officer

NEXT PAGE